EXHIBIT 99.1

Dinatrum signs Letter Of Intent to invest in Cannabis technology Company and pursue acquisition of valuable Real Estate

MONTREAL, Sept. 19, 2019 (GLOBE NEWSWIRE) -- Dinatrum/Alumifuel Power Corporation ("Dinatrum" or the "Company") (OTC Markets: AFPW) September 19, 2019, Mr. Pedro Villagran-Garcia, President & CEO, has made a proposal to Alchemist Inc. (“AMS”), Stock Symbol CSE:AMS to invest $3,500,000 CDN at a price of 0.25 cents CDN per Unit. AMS will issue 14 Million post consolidation Shares for the $3.5 Million CDN invested by Dinatrum. AMS has been granted conditional approval by the CSE which will allow it to trade once the $3.5 million CDN has been invested.

A Unit consists of one share and one warrant exercisable at 60 Cents CDN with a two-year expiration.

AMS provides technology and consulting services to the Cannabis Sector, predominantly in California. Dinatrum is a Real Estate Investment Company that has made the commitment to invest in Alchemist so that in turn it can capitalize on the real estate opportunities available to it through Alchemist in California and the United States. The company has signed an Investment Letter of Intent and will proceed to sign more Formal Agreement once the above-mentioned funding has been arranged.

“We will soon be informing in larger detail to our shareholders regarding these investment plans,” said Pedro Villagran-Garcia, President and CEO of Dinatrum. “The US economy is strong and growing at a 2.1% GDP as announced last week surprisingly strong upturn in the second quarter resembling an invitation for our company to enter into the US Real Estate Market with strong footing.”

Soon Dinatrum will provide the following information to solidly present our plans relating to the investment in Alchemist and our ongoing roadmap.

  Scope of Work that would include Auditing, Appraisals and Preparing Accounting
  Define Transaction Steps to Financing
  Flow Chart of Project-Financing Process
  Planned Acquisitions

The company recognizes the importance of presenting Financial Statements and is working daily to present them to OTC Markets in order to remove Stop Sign. Further announcements and updates will be made as deemed necessary.

The Company’s name change, and new trading symbol will be effective in the over-the-counter markets when FINRA has completed its review of the Company’s application for the name change.

DINATRUM, INC./ALUMIFUEL POWER CORPORATION
DINATRUM is a Real Estate Investment Trust with projects within North America.

On behalf of the Board,

Pedro Villagran-Garcia,
President & CEO
Dinatrum

For further information, please contact the company at 1-514-432-7746 or by email at info@dinatrum.com

Forward Looking Statements
Certain information contained in this press release, including any information as to our strategy, plans or future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are forward-looking statements. The words "believe," "expect," "will," "anticipate," "contemplate," "target," "plan," "continue," "budget," "may," "intend," "estimate," "project" and similar expressions identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.